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                                                                 EXHIBIT 10.3(d)



                                                     November 24, 1999


PERSONAL AND CONFIDENTIAL


Mr. Frank J. Hansen
1716 Mulberry Drive
Libertyville, Illinois 60048


Dear Frank:

                  Re:      Retirement Benefits Agreement

                  This letter agreement sets forth certain benefits to be provided to you in recognition of your long and dedicated service to IDEX and in consideration of your continued service to IDEX through your retirement which is to be effective as of the date on which a successor to your positions with IDEX commences services or such other date established by the Board of Directors of IDEX (hereafter the "Retirement Date"). On your retirement IDEX will provide you the following benefits:

         1. Payment of your base salary, at the rate of $36,667 per month, vacation pay, for vacation not taken, including vacation carryover from the prior year plus a pro rata accrual for the current year, and provision of all fringe benefits, through the end of the month that includes your Retirement Date.

         2. Any amount earned under the Management Incentive Compensation Plan ("MICP") for the 1999 calendar year, determined based on the same percentage of target bonus that applies to other officers at the IDEX corporate location, which has not been paid will be paid in a single lump sum payment on your Retirement Date.

         3. An amount equal to your full year's bonus under the MICP at your target bonus level of 80% of your annual base salary of $440,000 plus, a proportionate bonus, as described in this subparagraph, under the MICP will be paid on your Retirement Date. The proportionate bonus payable will be the amount determined by multiplying a full year's MICP







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Mr. Frank J. Hansen
November 24, 1999
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         bonus, at your target bonus level of 80% of your annual base salary of
         $440,000, by a fraction the numerator of which is the number of full and partial calendar months in the calendar year 2000 which precede your Retirement Date and the denominator of which is 12.

         4. You will be paid your monthly base salary of $36,667 per month, for a period of 24 months commencing with the month following the month which contains your Retirement Date.

         5. You will receive fringe benefits for a period of twenty-four (24) months commencing with the month following the month that contains your Retirement Date. Covered fringe benefits for purposes of this agreement include: (a) term life insurance in an amount in effect on your Retirement Date, (b) to the extent coverage is available under the insurance policy in effect, the personal accident plan at the level in effect on your Retirement Date, (c) the use of an IDEX-provided automobile, plus related expenses, comparable to that provided to you on your Retirement Date, and (d) other miscellaneous fringe benefits all as currently in effect.

         6. Upon completion of the payments provided for in subparagraph 4, you will receive payment of supplemental retirement compensation at an annual rate equal to 40% of your annual base salary of $440,000. Such supplemental retirement compensation shall be paid in monthly installments for a period of 36 months. If you should die prior to completion of the payments under this subparagraph 6, the remaining payments will be paid to your wife, if surviving, or your estate, as the case may be.

         7. Upon completion of the payments provided for in subparagraph 6, you will receive payment of supplemental retirement compensation at an annual rate equal to 20% of your annual base salary of $440,000. Such supplemental retirement compensation shall be paid in monthly installments and shall continue for the remainder of your life.

         8. Lifetime medical benefits will be provided to you and your spouse in accordance with the provisions of Section 5(c)(4) of your



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Mr. Frank J. Hansen
November 24, 1999
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         Employment Agreement. Such medical benefits will be reduced to the extent of any medical benefits actually available and actually provided to you or your wife by any subsequent employer as provided in Section 5(c)(4) of your Employment Agreement

                  If on the date that benefits are to commence under subparagraph 7 your spouse is surviving, in lieu of the benefits provided in subparagraph 7 to you for your life, you and your spouse shall receive payments in the form of a joint and 50% surviving spouse annuity which are actuarially equivalent calculated under the assumptions then in effect for the IDEX Corporation Retirement Plan. However, at any time prior to commencement of the benefit payable under subparagraph 7, you shall have the right to elect, subject to attaining any spousal consent that may be required under law, to receive payment for the period of your life or in the form of some other actuarially equivalent joint and surviving spouse annuity.

                  All payments under subparagraphs 6 and 7 shall be appropriately increased at such time as IDEX shall first become obligated to make such payments, and at the beginning of each year thereafter, in proportion to the amount, if any, by which the Consumer Price Index (the "CPI") for the then most recently reported month exceeds the CPI as of the end of the month in which your Retirement Date occurs. The CPI to be used hereunder shall be the CPI for All Urban Consumers (CPI-U) (All Cities, All Items, 1982-84 = 100), published by the Bureau of Labor Statistics of the United States Department of Labor. In the event of any substantial change in the composition of the CPI to be used hereunder or in the event of discontinuance or termination of such index, the most appropriate available price index shall be substituted and utilized hereunder.

                  In accordance with the provisions of the IDEX Corporation Stock Option Plan, you shall have a period of three years from your Retirement Date to exercise any outstanding options unless the options otherwise expire prior to that time.

                  For sixty (60) months following your Retirement Date, IDEX will continue any indemnification agreement with you and will provide directors' and officers' liability insurance insuring you, such coverage to have




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Mr. Frank J. Hansen
November 24, 1999
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limits and scope of coverage not less than that in effect on January 1, 2000. At your request, IDEX will cause a certificate of insurance, in a form satisfactory to you, verifying this coverage to be provided to you on an annual basis.

                  If IDEX or any entity which has an obligation to you under this letter agreement fails to honor any provision of this letter agreement or if a contest or dispute as to the terms of this letter agreement arises, all legal fees and expenses incurred by you to enforce this agreement or to contest or dispute its terms will be paid, or at your request, advanced, to you or directly to your attorney, as you may direct.

                  To the extent that this letter agreement provides a larger or greater separate benefit than may be provided to you pursuant to your Employment Agreement or any policy, program, contract or arrangement adopted by IDEX prior to your Retirement Date, this letter agreement will supersede and be in full substitution of benefit provided under the Employment Agreement or such other policy, program, contract or arrangement with respect to the larger or greater separate benefit to be provided. To the extent that your Employment Agreement or any policy, program, contract or arrangement adopted by IDEX prior to your Retirement Date provides a larger or greater separate benefit than may be provided to you pursuant to this letter agreement, the Employment Agreement or such other policy, program, contract or arrangement will supersede and be in full substitution of this letter agreement with respect to the larger or greater separate benefit to be provided.

                  The terms of this letter agreement will be governed by the laws of the State of Illinois and will be binding on IDEX and its successors (who consent to jurisdiction in the State of Illinois with respect to the subject matter of this letter agreement) and will inure to the benefit of your heirs. Except with respect to medical benefits which may be provided by a subsequent employer as described in subparagraph 8, you will not be required to mitigate the amount of any payment or benefit provided for in this letter agreement by obtaining other employment or other sources of income or benefits nor will the amount of any payment or benefit be reduced by offset against any amount claimed to be owed by you to IDEX.







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Mr. Frank J. Hansen
November 24, 1999
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                  All notices and other communications given pursuant to this letter agreement will be deemed to have been properly given if hand delivered or mailed, addressed to the appropriate party at the address as shown on the first page of this letter agreement, postage prepaid, by certified or registered mail, return receipt requested and, in the case of notice to IDEX to the attention of the Vice President - General Counsel. A copy of any notice sent must also be sent to Hodgson, Russ, Andrews, Woods & Goodyear, LLP, 1800 One M&T Plaza, Buffalo, New York 14203, Attention: Richard E. Heath, Esq. and Richard W. Kaiser, Esq. Any party may from time to time designate, by written notice given in accordance with these provisions, any other address or party to which such notice or communication or copies thereof must be sent.


                                            Very truly yours,
                                            IDEX Corporation


                                            Donald N. Boyce, Chairman

Agreed to and accepted by:


---------------------------
Frank J. Hansen

Date:______________________